Exhibit 10.2
CITY FIRST BANK
DEFERRED COMPENSATION PLAN
FOR BRIAN ARGRETT
(Effective September __, 2018)

The City First Bank Deferred Compensation Plan for Brian Argrett is hereby adopted effective September __, 2018 by City First Bank of D.C., National Association (the “Bank”) to permit Executive to defer receipt of certain compensation pursuant to the terms and provisions set forth below.

The Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

“Account” means a bookkeeping account established by the Bank for Executive.

“Bank” means City First Bank of D.C., National Association.

“Base Salary” means the regular base salary paid to Executive by the Bank.

“Board” means the Board of Directors of the Bank and CF Bancorp.

“Cause” means one or more of only the following events: (i) Executive’s material breach of the Employment Agreement, which breach is not cured within thirty (30) days of receipt by Executive of written notice from the Bank specifying the breach; (ii) Executive’s gross negligence or willful misconduct in the performance of his material duties hereunder, material misperformance of such duties, or willful or repeated refusal to abide by or comply with lawful directives of the Board or the Bank’s policies and procedures, any of which conduct is not cured within thirty (30) days of receipt by Executive of written notice from the Bank specifying the conduct to be cured; (iii) Executive’s fraud, embezzlement, or theft with respect to the business or affairs of the Bank, upon notice from the Bank specifying such fraud, embezzlement, or theft; (iv) Executive’s dishonesty or misconduct with respect to the financial affairs of the Bank, that in the reasonable judgment of the Board materially and adversely affects the operations or reputation of the Bank; (v) Executive’s conviction of a felony or of any misdemeanor involving fraud, dishonesty, misappropriation of funds or any property or assets of the Bank, CF Bancorp, City First Enterprises, or any of their affiliates; (vi) Executive’s abuse of alcohol or drugs (legal or illegal) that, in the Board’s reasonable judgment, substantially impairs Executive’s ability to perform his duties hereunder after notice and at least thirty (30) days’ opportunity to cure; or (vii) a Regulatory Action.

“CF Bancorp” means CFBanc Corporation.

“Change in Control” means a change in the ownership or effective control in CF Bancorp or the Bank, or the ownership of a substantial portion of the Bank’s or CF Bancorp’s assets as defined in Treas. Reg. section 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board from time to time.

“Disability” means Executive’s incapacity due to physical or mental illness or injury, pursuant to which Executive is unable to perform the material duties of his position on a fulltime basis for one hundred and twenty (120) days or more within a twelve-month period.

“Employment Agreement” means the Employment Agreement dated December 29, 2017 by and among the Bank, CFBancorp, and Executive, as it may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive” means Brian Argrett.

“Good Reason” means that, without Executive’s consent, the Bank (i) substantially diminishes his authority, duties, or responsibilities (other than temporarily, while physically or mentally incapacitated), (ii) reduces his Base Salary by a material amount, (iii) relocates his principal place of employment, without consent, more than fifty (50) miles; or (iv) commits a material breach of the Employment Agreement.  Executive must give notice to the Bank of his intention to resign for Good Reason within 60 days after the occurrence of the event that he asserts entitles him to resign for Good Reason. In that notice, he must state the condition that he considers provides him with Good Reason and he must give the Bank an opportunity to cure the condition within 30 days after his notice. If the Bank fails to cure the condition, his resignation will be effective on the 45th day after his initial notice (unless the Board has previously waived such notice period in writing or agreed to a shorter notice period). Executive will not be treated as resigning for Good Reason if the Bank already had given him written notice of its intention to terminate his employment for Cause as of the date of his notice of resignation.

“Plan” means the City First Bank Deferred Compensation Plan for Brian Argrett, as set forth herein and as amended from time to time.

“Plan Year” means January 1 through December 31.

“Regulatory Action” means (i) Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. §§ 1818(e)(3) and (g)(1); (ii) Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. §§ 1818(e)(4) and (g)(1); (iii) Executive is subject to any other order or action pursuant to Section 8 of the FDIA; or (iv) Executive is subject to any order or final regulatory action related to his conduct pursuant to any rule of any federal banking agency.

“Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A.

“Vesting Date” means the earliest to occur of the following: (i) December 31, 2022; (ii) Executive’s Disability; (iii) Executive’s death; (iv) Executive’s Separation from Service due to involuntary termination without Cause, or (v) Executive’s Separation from Service due to resignation for Good Reason upon or following a Change in Control.

ARTICLE II

ACCOUNT

2.1         Discretionary Contributions. For each Plan Year, the Bank shall credit to Executive’s Account a discretionary contribution equal to a percentage of Executive’s Base Salary for such Plan Year, which percentage shall be established by the Board in its sole discretion and may be zero. Such discretionary contributions shall be credited to Executive’s Account on the last day of the Plan Year to which the discretionary contribution relates.

2.2       Vesting.  Executive shall become 100% vested in his Account if Executive remains employed through the Vesting Date; provided that if the Vesting Date occurs as a result of Executive’s termination without Cause or resignation for Good Reason upon or following a Change in Control, Executive shall become vested in his Account only if, within sixty (60) days after the date of Executive’s termination, Executive has executed and does not revoke a mutually binding release of all claims against the Bank, CF Bancorp, their subsidiaries and affiliates, and their directors, officers, employees, and agents (or Executive), including mutual non-disparagement and confidentiality covenants, in the form then provided by the Bank and CF Bancorp.  If Executive’s employment terminates for any reason prior to the Vesting Date, Executive’s entire interest in his Account shall be forfeited.

2.3         Payment to Beneficiary.  If Executive dies before full distribution of his Account balance, any remaining balance shall be paid to Executive’s beneficiary.  Executive shall designate his beneficiary in a writing delivered to the Committee prior to death in accordance with procedures established by the Committee.  If Executive has not properly designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to Executive’s estate.

2.4         Interest Credits.  As of December 31 of each Plan Year until the full balance of the Account has been distributed, the Bank shall credit Executive’s Account with interest at a reasonable rate, equal to the published coupon yield of the long-term credit component of the Bloomberg Barclays Aggregate Index for December of the current Plan Year, multiplied by the Account balance on January 1 of such Plan Year.  Nothing in this Section or otherwise in the Plan will require the Bank to actually invest any amounts in any investments.

ARTICLE III

DISTRIBUTION OF ACCOUNT BALANCE

Executive’s vested Account balance, shall be distributed to him in a lump sum payment within sixty (60) days following the earliest to occur of the following: (i) December 31, 2022; (ii) Executive’s death; or (iii) Executive’s Separation from Service.

Notwithstanding the foregoing, if Executive is treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i), distributions may not be made to Executive upon a Separation from Service before the date which is six months after the date of Executive’s Separation from Service (or, if earlier, the date of Executive’s death).  In such event, Executive’s Account balance shall be paid on the first day of the seventh month following Executive’s Separation from Service (or, if earlier, the first day of the month after Executive’s death).

ARTICLE IV

ADMINISTRATION

4.1        General Administration.  The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof.  The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.  Any such action taken by the Committee shall be final and conclusive on any party.  To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Bank with respect to the Plan.  The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Bank, such administrative or other duties as it sees fit.

4.2         Claims for Benefits.

(a)      Filing a Claim.  Executive or his beneficiary (the “claimant”) or his authorized representative may file a claim for benefits under the Plan.  Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. The claimant will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to the claimant.

(b)      Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to Executive, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee.  If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)       Reasons for Denial.  A denial or partial denial of a claim will be dated and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)
an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)         Review of Denial.  Upon denial of a claim, in whole or in part, the claimant or his authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim.  The claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing.  The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it.  If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant.  Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)     Decision Upon Review.  The Committee will provide a prompt written decision on review.  If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)
a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension.  If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)       Finality of Determinations; Exhaustion of Remedies.  To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of the claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g)      Limitations Period.  Any suit or legal action initiated by the claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee.  The one-year limitation on suits for benefits will apply in any forum where the claimant initiates such suit or legal action.

(h)      Disability Claims.  Claims for disability benefits shall be determined under DOL Regulation section 2560.503-1 which is hereby incorporated by reference.

4.3       Indemnification.  To the extent not covered by insurance, the Bank shall indemnify the Committee, each employee, officer, director, and agent of the Bank, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Bank shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful    misconduct.

ARTICLE V

AMENDMENT AND TERMINATION

5.1        Amendment or Termination.  The Bank reserves the right to amend or terminate the Plan when, in the sole discretion of the Bank, such amendment or termination is advisable, pursuant to a resolution or other action taken by the Committee.

5.2         Effect of Amendment or Termination.  Except as provided in the next sentence, no amendment or termination of the Plan shall adversely affect the rights of Executive to amounts credited to his Account as of the effective date of such amendment or termination.  Upon termination of the Plan, distribution of balances in Executive’s Account shall be made to Executive or his beneficiary in the manner and at the time described in Article IV, unless the Bank determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.  Upon termination of the Plan, interest shall continue to be credited to Executive’s Account in accordance with Article III until the Account balances are fully distributed.

ARTICLE VI

GENERAL PROVISIONS

6.1        Rights Unsecured.  The right of Executive or his beneficiary to receive a distribution hereunder shall be an unsecured (but legally enforceable) claim against the general assets of the Bank, and neither Executive nor his beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Bank.  Thus, the Plan at all times shall be considered entirely unfunded for ERISA and tax purposes.  Any funds set aside by the Bank for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Bank and shall be available to its general creditors in the event of the Bank’s bankruptcy or insolvency.  The Bank’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

6.2        No Guarantee of Benefits.  Nothing contained in the Plan shall constitute a guarantee by the Bank or any other person or entity that the assets of the Bank will be sufficient to pay any benefits hereunder.

6.3       No Enlargement of Rights.  Neither Executive nor his beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give Executive the right to continue to be employed by or provide services to the Bank.

6.4       Spendthrift Provision.  No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.

6.5         Applicable Law.  To the extent not preempted by federal law, the Plan shall be governed by the laws of the District of Columbia.

6.6        Incapacity of Recipient.  If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan with respect to the payment.

6.7         Taxes.  The Bank or other payor may withhold from a benefit payment under the Plan or Executive’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits.  The Bank may also accelerate and pay a portion of Executive’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts.

6.8         Corporate Successors.  The Plan and the obligations of the Bank under the Plan shall become the responsibility of any successor to the Bank by reason of a transfer or sale of substantially all of the assets of the Bank or by the merger or consolidation of the Bank into or with any other corporation or other entity.

6.9      Unclaimed Benefits.  Executive shall keep the Committee informed of his current address and the current address of his designated beneficiary.  The Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Committee.

6.10      Severability.  In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

6.11      Words and Headings.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

[signature page follows]

IN WITNESS WHEREOF, CITY FIRST BANK OF D.C., NATIONAL ASSOCIATION has caused this City First Bank Deferred Compensation Plan for Brian Argrett to be executed by its duly authorized officer on this ____ day of _____________, 2018.

CITY FIRST BANK OF D.C.,
NATIONAL ASSOCIATION